Exhibit 99.1

MEDIA RELEASE

Conference Call at 2:00 p.m. PT, April 22, 2004 - Advanced Power Technology will conduct a conference call at 2:00 p.m. PT, Thursday, April 22, 2004 webcast simultaneously for interested investors via the Company’s corporate web site at www.advancedpower.com.  The call can be accessed live by dialing 800-915-4836.  International callers please dial 973-317-5319.  The content of the call will remain available for replay on the Internet for 30 days.  In addition, a telephone replay of the conference call will be available for 30 days and can be accessed at 800-428-6051 and from international locations at 973-709-2089; pass code 345609.

ADVANCED POWER TECHNOLOGY REPORTS

STRONG FIRST QUARTER RESULTS,

SEES CONTINUED MOMENTUM IN THE SECOND QUARTER

Bend, Oregon, April 22, 2004 – Advanced Power Technology, Inc. (NASDAQ: APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, today reported financial results for the first quarter of 2004 and provided its outlook for the second quarter of 2004.

Highlights

•                  Book to bill ratio in 1Q04 closed at 1.74

•                  Order backlog as of March 31, 2004 closed at $26.3 million, up 73% sequentially

•                  Record revenue of  $15.1 million in 1Q04, a sequential increase of 20%

•                  GAAP earnings in 1Q04 of $0.03 per diluted share

•                  Pro forma earnings in 1Q04 of $0.07 per diluted share

•                  Continued strong revenue and profit growth anticipated in 2Q04

For the first quarter of 2004, revenues were $15.1 million, up 35 percent from $11.2 million in the year ago quarter and up sequentially 20 percent from $12.5 million in the fourth quarter of 2003.  Net income in accordance with generally accepted accounting principles (GAAP) was $283,000, or $0.03 per diluted share.  This compares to the year ago quarter net loss of $1.0 million or $(0.10) per share and to a net loss in the fourth quarter of 2003 of $1.9 million or $(0.18) per share.  On a GAAP basis, gross margin for the first quarter 2004 was 36.1 percent of revenue compared to 28.0 percent in the year-ago quarter and 31.0 percent in the prior quarter.

Excluding non-cash purchase accounting charges related to acquisitions and certain previously announced restructuring charges, pro forma net income for the first quarter ended March 31, 2004 was $769,000 or $0.07 per diluted share, compared to a pro forma net loss of $663,000 or $(0.06) per share in the year-ago quarter and a pro forma net loss of $329,000 or $(0.03) per share in the fourth quarter of 2003.  Pro forma gross margin for the first quarter 2004 was 37.9 percent of revenue compared to 30.5 percent in the year-ago quarter and 33.2 percent in the prior quarter.

Pro forma net income (loss) and pro forma gross margin, which differ from net income (loss) and gross margin in accordance with GAAP, exclude the non-cash charges related to acquisitions and certain restructuring charges. A reconciliation of pro forma and GAAP net income (loss) is included with the attached financial statements.  The financial results that exclude certain charges are not in accordance with GAAP.  APT management uses these non-GAAP measures internally to evaluate the company’s performance and manage its operations, and believes that these measures provide useful information for understanding the operating results and comparing prior periods.

Patrick Sireta, Chief Executive Officer, commented, “As I mentioned in our April 5th pre-announcement, we experienced extremely strong customer demand resulting in $26.2 million of orders booked during the first quarter of 2004. We benefited from a previously mentioned large order for our RF products in an amount of approximately $4 million and have started to see some lengthening of the ordering pattern from several customers, placing longer term orders than we had seen in the previous quarters. ”

“Our order backlog at the end of the first quarter closed at $26.3 million dollars of which $15.1 million is shippable in the second quarter of 2004 based upon customer requested dates. The demand strength has been broad based across both our switching and RF product lines and results from improved market conditions but also, most importantly, from the steady stream of new designs we have won over the previous quarters.”

“The main contributors to our sequential revenue growth were the communications and data processing and the semiconductor capital equipment markets, followed by the military and aerospace and the medical markets.”

“As we had cautioned in our April 5th pre-announcement first quarter 2004 legal expenses related to ongoing patent litigation were higher than planned. However this was more than compensated for by strong gross margin leverage, improving 470 basis points sequentially on a pro forma basis, and by very tight control of all operating expenses, which, other than legal expenses related to ongoing patent litigation, remained sequentially flat even as sales increased by 20 percent. This allowed us to deliver substantially higher than expected net income and earnings per share.”

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking, subject to risks and uncertainties, and actual results may differ materially.  These statements do not include the potential impact of any investments outside the ordinary course of business, or mergers or acquisitions that may be completed after April 22, 2004.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  The inclusion of any statement in this release does not constitute a suggestion by the Company or any other person that the events or circumstances described in such statements are material.  The Company does not undertake to publicly update or revise these forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in this release will not be realized.

Revenues for the second quarter ending June 30, 2004 are expected to be in the range of $16.0 million to $17.0 million, up from the guidance given on April 5, 2004 and a sequential increase of approximately 6 to 13 percent.

At the anticipated revenue levels indicated above, gross margin for the second quarter 2004, exclusive of non-cash purchase accounting charges associated with acquisitions, is expected to be in the 38.5 percent to 40.5 percent range, a sequential increase of 60 to 260 basis points.

R&D expenses in the second quarter 2004 are expected to be approximately 6 percent to 7 percent of revenues and SG&A expenses to be 26 percent to 28 percent of revenues. These R&D and SG&A expense estimates are exclusive of non-cash purchase accounting charges associated with acquisitions and include approximately $750,000 of legal expenses associated with ongoing patent litigation. Interest income in the second quarter 2004 is expected to be approximately $50,000.

For the second quarter 2004 and on a before tax basis, the non-cash purchase accounting charges associated with acquisitions are expected to be $275,000 in cost of goods sold and $5,000 in SG&A expenses. The tax effect of these charges is expected to be $0.

Overall, the pro forma net earnings per share for the second quarter of 2004 are expected to be approximately $0.09 to $0.11 per diluted share, which assumes zero tax expense, since the Company has fully reserved for its net deferred tax assets.

Mr. Sireta further commented, “Our first quarter 2004 results and second quarter 2004 guidance demonstrate our strong momentum on revenue growth and profitability improvement. We remain focused on executing all of our key new product and new design win programs, and on completing our consolidation programs.”

“While it is still early in the second quarter and while we do not anticipate book-to-bill ratios such as our fourth quarter 2003 at 1.23 and first quarter 2004 at 1.74 to be sustainable, the order activity in the first two weeks of April has remained strong. “

“As we have previously stated, our target pro forma financial model from both a sales level and a profitability standpoint is to generate 17 percent operating profit on a quarterly revenue level of about $18 million. I believe we are well positioned to operate close to this target pro forma financial model earlier than the first to third quarter 2005 time horizon previously anticipated, possibly by or before the end of 2004,” concluded Mr. Sireta.

About Advanced Power Technology

With Operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux France, APT is a leading supplier of power semiconductors for RF,

Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this news release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors and key vendors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; the cost and liability associated with patent infringement litigation; and other uncertainties disclosed in the Company’s S-1 filing with the Securities and Exchange Commission dated August 7, 2000, 2003 Annual Report on Form 10K filed on March 10, 2004 and other periodic filings made by the Company.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

E-Mail:             gregh@advancedpower.com

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

(unaudited)

	Three Months Ended
	March 31,		December 31,
	2004	2003	2003

Revenues, net	$15,093	$11,159	$12,538
Cost of goods sold	9,367	7,752	8,370
Amortization of technology rights and other charges	274	284	276
Total cost of goods sold	9,641	8,036	8,646
Gross profit	5,452	3,123	3,892

Operating expenses:
Research and development	887	833	950
Selling, general and administrative	4,110	3,691	3,697
Restructuring charges	206	240	405
Total operating expenses	5,203	4,764	5,052

Income (loss) from operations	249	(1,641)	(1,160)

Other income (expense), net:
Interest, net	40	56	53
Other, net	(6)	11	89

Income (loss) before income taxes	283	(1,574)	(1,018)

Provision (benefit) for income taxes	—	(565)	846

Net income (loss)	$283	$(1,009)	$(1,864)

Net income (loss) per share:
Basic	$0.03	$(0.10)	$(0.18)
Diluted	$0.03	$(0.10)	$(0.18)
Weighted average number of shares used in the computation of net income (loss) per share:
Basic	10,516	10,400	10,441
Diluted	11,171	10,400	10,441

SUPPLEMENTAL PRO FORMA DISCLOSURES *

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME (LOSS)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2004	2003	2003

Reported GAAP net income (loss)	$283	$(1,009)	$(1,864)

Purchase accounting adjustments related to acquisitions:

Cost of sales:

Intangible asset amortization	269	270	269
Deferred compensation amortization	5	14	7

Selling, general and administrative:
Deferred compensation amortization	6	17	8
Restructuring charges	206	240	405

Tax effect of pro forma adjustments	—	(195)	—

Valuation allowance on deferred tax assets	—	—	846

Pro forma net income (loss)	$769	$(663)	$(329)

Pro forma net income (loss) per share:
Basic	$0.07	$(0.06)	$(0.03)
Diluted	$0.07	$(0.06)	$(0.03)
Weighted average number of shares used in the computation of pro forma net income (loss) per share:
Basic	10,516	10,400	10,441
Diluted	11,171	10,400	10,441

* Supplemental pro forma disclosures are not based on generally accepted accounting principles (GAAP), but are provided to explain the impact of certain significant items.  In accordance with new SEC regulation G, the Company believes that this disclosure is useful to investors and creditors of the Company as it is a way to explain the impact of certain accounting charges included in the Company’s operating results due to our recent acquisitions, restructuring activities, and valuation of deferred taxes.

ADVANCED POWER TECHNOLOGY, INC

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Mar. 31, 2004	Dec. 31, 2003

Assets
Current assets:
Cash and cash equivalents	$11,337	$11,564
Short term investments in available-for-sale securities	4,000	4,000
Accounts receivable, net	8,492	7,564
Inventories, net	12,169	12,382
Prepaid and other current assets	2,333	2,436
Total current assets	38,331	37,946

Property and equipment, net	10,894	11,002
Long term investments in available-for-sale securities	1,000	1,000
Other assets	113	174
Intangible assets, net	8,541	8,811
Goodwill	15,570	15,570
Total assets	$74,449	$74,503

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,345	$3,471
Accrued expenses	2,279	2,695
Total current liabilities	5,624	6,166

Other long term liabilities	122	127
Total liabilities	5,746	6,293

Stockholders’ equity:
Common stock	106	106
Additional paid in capital	88,734	88,625
Treasury stock	(1,761)	(1,761)
Deferred stock compensation	(11)	(21)
Accumulated other comprehensive income	400	309
Accumulated deficit	(18,765)	(19,048)
Total stockholders’ equity	68,703	68,210
Total liabilities and stockholders’ equity	$74,449	$74,503